                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105869



                            IMPAX LABORATORIES, INC.

                    PROSPECTUS SUPPLEMENT DATED MAY 20, 2004
            TO THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT
                               FILED JUNE 5, 2003

         This supplement supplements certain information contained in our prospectus (the "Prospectus") included in our registration statement on Form S-3 filed with the Securities and Exchange Commission on June 5, 2003 as well as our supplement to the Prospectus dated May 5, 2004 ("Supplement 1"). This supplement is not complete without, and may not be delivered or utilized except with the Prospectus, including Supplement 1 and any other amendments or supplements thereto.

         The information contained in the table under the caption "Selling Stockholders" on page 21 of the Prospectus and in Supplement 1 is hereby supplemented by: (1) adding to the table the selling stockholders set forth below under Schedule 1 and (2) restating the holdings of the selling stockholders set forth below under Schedule 2.

                                                     Schedule 1

                                                SELLING STOCKHOLDERS

                                No. of Shares           No. of Shares        No. of Shares       Percent of Shares
                                Owned Prior to          Being Offered for    Owned After the     Owned After the
Selling Stockholders            the Offering            Sale                 Offering            Offering

JPMP Capital Corp. - LP             98,916                  85,494              13,422                 *

Robert L. Burr                      70,145(1)               40,697              29,448                 *

Christopher Jones                   29,586                  26,653               2,933                 *

Timothy Parton                      12,676                  11,754                 922                 *

Eytan M. Shapiro                    16,813                  15,336               1,477                 *

Robert M. Zech                      28,030                  24,787               3,243                 *

David Edwards                       63,620(2)               23,180              40,440                 *

James G. Conzelman                   5,328                   4,873                 455                 *

Gary Liberman                          868                     756                 112                 *

--------------
* less than 1%

(1) Includes warrants to purchase 5,000 shares of common stock and options to purchase 6,338 shares of common stock that may be exercised within 60 days.

(2) Includes options to purchase 14,005 shares of common stock that may be exercised within 60 days. Mr. Edwards is a managing member of Windcrest Discovery Investments LLC, which is the manager of WD Partnership LP and WD Offshore Funds Ltd., which collectively own 97,248 shares of common stock.

                                                    Schedule 2

                                                SELLING STOCKHOLDERS

                                No. of Shares           No. of Shares        No. of Shares       Percent of Shares
                                Owned Prior to          Being Offered for    Owned After the     Owned After the
Selling Stockholders            the Offering            Sale                 Offering            Offering

Fleming US Discovery
Partners, L.P.                          --                      --                  --                --

     Information concerning the selling stockholders is based upon information provided to us by the selling stockholders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling stockholders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they last provided the Company with information about their holdings.